EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
     We consent to the reference to our firm under the captions “Experts” in the Registration Statement on Form S-3 of RSA Security Inc. and to the incorporation by reference therein of our report dated March 22, 2005 with respect to the financial statements of Cyota, Inc. and its subsidiary as of December 31, 2004, and for the year ended December 31, 2004, which appear in the Amendment No. 1 to Current Report on Form 8-K/A of RSA Security Inc. filed with the Securities and Exchange Commission on March 16, 2006.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 8, 2006	A Member of Ernst & Young Global